                        CERTIFICATE OF ELIMINATION OF THE
                         SERIES C MANDATORY CONVERTIBLE
                          PARTICIPATING PREFERRED STOCK
                                       OF
                               JARDEN CORPORATION

                       (PURSUANT TO SECTION 151(G) OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)

     Jarden Corporation, a corporation duly organized and existing under the
General Corporation Law of the State of Delaware (the "Corporation"), certifies as follows:

     FIRST: The Certificate of Designations filed on January 19, 2005 and constituting part of the Corporation's Restated Certificate of Incorporation, as
amended (the "Certificate of Designations") authorizes the issuance of 300,000 shares of a series of Preferred Stock designated as Series C Mandatory
Convertible Participating Preferred Stock, par value $0.01 per share, with a stated value of $1,000 per share (the "Series C Preferred Stock").

     SECOND: Pursuant to the provisions of Section 151(g) of the General
Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors of
the Corporation adopted the following resolutions:

          RESOLVED, that none of the authorized share of the Series C Mandatory
          Convertible Participating Preferred Stock, par value $0.01 per share,
          (the "Series C Preferred Stock") are outstanding and none of the authorized shares of such series of preferred stock will be issued subject to the Certificate of Designations with respect to the Series
          C Preferred Stock filed on January 19, 2005 and constituting part of the Corporation's Restated Certificate of Incorporation, as amended
          (the "Certificate of Designations"); and

          RESOLVED, that the Secretary of the Corporation is authorized and directed to execute a Certificate of Elimination as provided by
          Section 151(g) of the DGCL in accordance with Section 103 of the DGCL, substantially in the form attached as an exhibit to these resolutions, with such changes therein as the Secretary may approve and as are permitted by the DGCL to be made by such officer, such approval to be conclusively evidenced by the Secretary's execution of such
          Certificate of Elimination, and to file the same forthwith in the
          Office of the Secretary of State of the State of Delaware, and when such Certificate of Elimination becomes effective, all references to the Series C Preferred Stock in the Restated Certificate of
          Incorporation, as amended of the Corporation shall be eliminated and the shares of Series C Preferred Stock shall resume the status of authorized and unused shares of preferred stock of the Corporation, without designation as to series.

     THIRD: Pursuant to the provisions of Section 151(g) of the DGCL, all references to Series C Preferred Stock in the Certificate of Incorporation of
the Corporation hereby are eliminated, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the Preferred Stock of the Corporation, without designation as to series.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Desiree DeStefano, its Assistant Secretary, this 19th day of July,
2005.

                                             JARDEN CORPORATION
                                             /s/    Desiree DeStefano
                                             ----------------------------------
                                             Name:  Desiree DeStefano
                                             Title: Assistant Secretary